EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of November 4, 2014 by and between Cars.com, a Gannett company (“Employer”), and Alex Vetter, an individual residing at 1138 N. Hoyne, Chicago, IL 60622 (“Executive”).

RECITALS

WHEREAS Employer desires to employ Executive as President and Chief Executive Officer (CEO) of Cars.com, and

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Employment; Duties.

Employer hereby agrees to employ Executive to serve in the role of President and CEO of Cars.com. Executive shall report to, and perform and discharge such duties and assignments as shall be designated from time to time by the President of Gannett Digital Ventures. Executive shall perform his duties diligently and faithfully and shall devote his full working time, attention and energies to such duties. Executive shall be subject to and shall comply with Employer’s policies for Executives; provided, however, that to the extent any of Employer’s policies conflict with any term of this Agreement, this Agreement shall control.

2.	Term.

(a) Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall begin on November 4, 2014 and shall continue until November 3, 2017 (“Term”).

(b) Employer shall have the right to terminate Executive’s employment for “good cause” upon written notice to Executive following the occurrence of any of the following events, each of which shall constitute a “good cause” for such termination: (i) embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by Executive or at Executive’s direction; (ii) neglect or refusal by Executive to perform the duties of his position which he does not remedy within 30 days after receipt of written notice from Employer; (iii) violation by Executive of Employer’s employment policies that Executive does not remedy within 30 days after receipt of written notice thereof from Employer; (iv) conviction of, or guilty or nolo contendere plea by the Executive to a felony or any crime involving moral turpitude; or (v) material breach by Executive of this Agreement which he does not remedy within 30 days after receipt of written notice from Employer.

(c) Employer may also terminate Executive’s employment for convenience (i.e., for any reason other than good cause), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

(d) Executive shall have the right to terminate his employment with Employer for “good reason” upon 30 days’ written notice to Employer given within 90 days following the occurrence of any of the following events, each of which shall constitute a “good reason” for such termination: (i) Executive is not retained as CEO of Cars.com; (ii) a material reduction, without Executive’s prior written consent, in Executive’s duties and responsibilities; (iii) a material reduction, without Executive’s prior written consent, in Executive’s base salary, or (iv) a material breach of this Agreement by Employer which is not remedied within 30 days after receipt of written notice from Executive.

(e) Executive may also terminate his employment by resignation (i.e., for any reason other than “good reason” as identified above), subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

(f) If Executive terminates his employment with Cars.com pursuant to Section 2(e) above for any reason other than good reason or Employer terminates his employment for good cause pursuant to Section 2(b), then Executive shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued but unused vacation and incurred but unreimbursed expenses required to be reimbursed through the date his employment terminates (“Termination Date”). Executive shall have no further rights and Employer shall have no further obligations under this Agreement.

(g) If Executive terminates his employment pursuant to Section 2(d) for good reason or Employer terminates Executive’s employment for convenience pursuant to Section 2(c), then the following shall apply: (i) Executive shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through the Termination Date; and (ii) conditioned upon and subject to Executive executing a valid release agreement in such form as Employer may reasonably require with respect to claims which Executive or his estate or beneficiaries may have arising out of Executive’s employment (“Release”), Employer shall pay to Executive on the 30th day after the Termination Date, provided that the Release has become effective and non-revocable as of that date:

(1) a cash lump sum severance payment equal to his annual base salary in effect on the Termination Date, through the remainder of the term, provided that said payment shall not be less than one year’s base pay or more than two year’s base pay;

(2) a cash lump sum equal to Executive’s annual performance bonus target according to his bonus plan in effect on the Termination Date, provided that should such termination occur in the fourth quarter of any year, the executive shall receive a prorated award for the year of termination in addition to the one year payment; and

(3) all awards previously granted to the Executive (both vested and unvested) pursuant to his long-term incentive bonus plan in effect on the Termination Date,

provided that this provision will be amended by mutual agreement as necessary to accommodate additional or changed components in a future LTIP plan and as necessary to accommodate regulatory demands around such a plan.

(h) Section (g)(ii) above shall not apply if the Release does not become effective and non-revocable within 30 days after Executive’s Termination Date, and Executive shall have no rights under such section if the Release does not become effective and non-revocable by the 30th day after Executive’s Termination Date.

3.	Compensation; Benefits.

Your annual base salary will be Three Hundred and Fifty Thousand dollars ($350,000.00) and paid in accordance with Cars.com payroll practices. This salary will be in effect and paid retroactive to October 1, 2014.

Your target annual bonus will be Three Hundred and Fifty Thousand dollars ($350,000.00) and will be based upon the achievement of agreed upon goals for you and Cars.com. This new target will be in effect for the 2014 plan year. Actual payment will vary up or down depending on achievement of these goals.

You will be eligible to participate in a Long Term Incentive Plan (LTIP) for the 2015 performance year. Your annual LTIP target will be Four Hundred Thousand dollars ($400,000.00). We are working to assess the optimal long term incentive program to ensure a strong linkage to performance and deliver a competitive compensation package.

We will make a special onetime contribution of Nine Hundred Thousand dollars ($900,000.00) into your LTIP account in January 2015 with vesting and other terms of the contribution in compliance with the terms of the cash LTIP plan currently in place at Cars.com.

4.	Restrictive Covenants.

(a) Executive agrees that during the period of his employment hereunder and for a period of twelve (12) months after his employment ends, he will not, without the written consent of the President of Gannett Digital Ventures, seek or accept a position in the United States with a Competitor (as defined below) in which Executive will use or is likely to use any confidential information or trade secrets of Cars.com, or in which Executive has duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Executive for Cars.com. It is acknowledged and agreed that this restriction shall apply in the circumstance of any termination of employment, initiated by either party for any reason, except for a termination by Executive for “good reason” pursuant to Section 2(d) above, or a termination for convenience by Employer pursuant to Section 2(c) above.

(b) Executive understands and agrees that the relationship between Employer and each of its employees constitutes a valuable asset of Employer and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the period of his employment hereunder and for a period of twelve (12) months after his employment ends for any reason, Executive shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Employer or any affiliate of Employer or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c) For the purposes of this Section, “Competitive Services” means the business of selling or otherwise providing a national searchable online resource to individuals and businesses seeking to purchase, sell or lease (other than short-term rentals) passenger cars or light trucks through internet websites or digital platforms (including in conjunction with any competitive platform or business listed on Schedule A attached hereto) or selling or otherwise providing to third parties through such websites or platforms products and services substantially equivalent to those included in the Customer Packages offered by Cars.com. The parties acknowledge that Cars.com may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and Executive agrees to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this Section.

Schedule A

RESTRICTED BUSINESS

The following is intended to constitute a nonexclusive list of National Restricted Businesses:

•	ADP/Cobalt

•	AOL Autos

•	Autobytel/AutoUSA

•	Autolist

•	Autotrader.com

•	CarFax/HIS

•	CarGurus

•	CarsDirect/Internet Brands

•	CarsforSale.com

•	CarSoup.com

•	DealerTrack/Dealer.com

•	eBay Motors

•	Edmunds.com

•	KBB.com

•	LotLinx

•	MSN Autos

•	TrueCar

•	Yahoo! Autos

(d) Executive agrees that due to his position of trust and confidence the restrictions contained in this Section 4 are reasonable, and the benefits conferred on his in this Agreement, including his compensation, are adequate consideration, and since the nature of Cars.com business is national in scope, the geographic restriction herein is reasonable.

(e) Executive acknowledges that a breach of this Section 4 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Employer shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section 4 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(f) In the event of Executive’s breach of this Section 4, in addition to the injunctive relief described above, Employer’s remedy shall include (i) the right to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the restrictive covenants in this Section 4, and (ii) in the case of a breach during the period described in Section 4 above, the forfeiture and return to Employer of any payment made under Section 2.

(g) In the event that any provision of this Section 4 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 4 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

5.	Non-Disparagement.

Executive will not, at any time during or after his employment ends for any reason, make any statement or take any action that is, that is intended to be or that would reasonably be perceived as being slanderous, libelous, derogatory, harmful, damaging, detrimental or otherwise adverse to Cars.com or any of its Affiliates or their respective officers, directors, managers or executives, or their respective businesses, operations, prospects, affairs, or reputations among their respective customers, affiliated websites, advertisers, vendors, suppliers, shareholders, investors, analysts, competitors, executives, agents, Executives, contractors and representatives; provided, however, that the foregoing is not intended to limit any party’s ability to answer truthfully any questions of fact (as opposed to questions as to such party’s opinion or belief) that may be put to such party under oath in any litigation, arbitration or governmental investigative proceeding.

6.	Non-Disclosure.

Executive agrees that the terms and conditions of this Agreement (“Subject Terms and Conditions”) are highly confidential and secret to Employer and covenants to forever keep secret the Subject Terms and Conditions from, and not to disclose the Subject Terms and Conditions to, any non-party (including competitors and other managers and Executives of Employer) without the express written permission of Employer, except that Executive may disclose the Subject Terms and Conditions to his or her legal and financial advisors. If the parties or their attorneys receive a subpoena or other lawful governmental request or demand (“Request”) for information governed by this provision or the Executive Confidentiality and Assignment of Work Product Agreement, then the party receiving the Request shall provide notice to the non-receiving party within three (3) business days or less time so as to enable the parties to take all reasonable and lawful steps to prevent disclosure.

7.	Work Product.

(a) All work product produced by Executive in the performance of the services as President and CEO of Cars.com, alone or in conjunction with any other officer, agent or other employee of Cars.com, or Gannett Co., Inc., during the Term will be owned solely and exclusively by Cars.com, and Executive agrees he will not make any claims with respect thereto. This includes, but is not limited to, any ideas, concepts, treatments, proposals, budgets, business contacts, and business relationships that Executive develops or contributes to in furtherance of performing his services, as well as all patent, copyright, trademark, know-how and other proprietary rights that may be secured in any place under laws now or hereafter in effect.

(b) The Work Product will remain the property of Cars.com, its affiliated and associated companies within Gannett Co., Inc. in perpetuity after the Term and after the ending of Executive’s employment.

(c) Executive acknowledges and agrees that, for purposes of ownership pursuant to Section 201 of the U.S. Copyright Act (but not for tax or any other purpose), all the results and proceeds of Executive’s services hereunder, including the copyrights in all works of authorship created pursuant to this employment, shall be deemed works made for hire for Cars.com, and that Cars.com or any of its assigns shall be deemed the author of such works made for hire.

(d) In the event the results and proceeds identified in the preceding paragraph are found not to be works made for hire, then Executive agrees to assign and transfer all right, title and interest, including any “Moral Rights,” he may have in those results and proceeds throughout the world, including the copyrights in all works of authorship, patent, trademark, knowhow and other proprietary rights to Cars.com for good and valuable consideration, receipt of which Executive hereby acknowledges, and to effectuate such assignment Executive hereby grants Gannet Co. Inc., an irrevocable power of attorney.

(e) Executive represents and warrants that the work product produced under and pursuant to this Agreement will not infringe the patent, trademark, copyright or other intellectual property rights that exist as of the date hereof of any third party.

8.	Applicable Law; Severability; Waiver.

This Agreement shall be construed in accordance with the laws of the State of Illinois, regardless of the principles relating to conflicts of law. Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant and, should any part or provision of any such covenant be declared unlawful, void or unenforceable by any court of competent jurisdiction, such illegality, voidness or unenforceability shall in no way render unlawful, void or unenforceable any other part or provision of this Agreement or any other separate covenant not declared unlawful, void or unenforceable. If any court of competent jurisdiction determines that all or any portion of any such covenant is against the policy of the laws of the State of Georgia, Executive hereby requests that any reviewing court modify any such covenant to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to Employer’s legitimate business interests, and grant only the relief reasonably necessary to protect such interests and to achieve the original intent of the parties to the extent possible, as long as the modification does not render the covenant more restrictive with regard to Executive than as originally drafted by the parties. Executive acknowledges that such modification may include, but is not limited to, severing or removing that part of a covenant that would otherwise make the entire covenant unenforceable, or enforcing the provisions of a covenant to the extent that the provisions are reasonable. Any covenants so modified, any partially unenforceable provisions and all remaining provisions of the Agreement shall remain in full force and effect. The waiver by any party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision.

9.	Survival.

Any termination of Executive’s employment or of this Agreement shall not affect the provisions of Sections 4, 5, 6, 7, 9 and 10 hereof, which shall each survive such termination in accordance with its terms.

10.	Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b) Assignment; Assumption; Third Party Beneficiary. This Agreement is personal to Executive and will not be assignable by Executive. This Agreement will inure to the benefit of and be binding upon any successor to the business or securities of Employer which assumes this Agreement, whether expressly or by operation of law.

(c) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(d) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Employer:	Cars.com, LLC
c/o Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107
Attn: General Counsel
Fax: (703) 854-2031

If to Executive:	Alex Vetter
1138 N. Hoyne
Chicago, IL 60622

Either party may send any notice, request, demand, claim or the other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile or ordinary mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(e) Amendment. This Agreement may be amended or otherwise modified only in a writing signed by both Executive and Employer.

(f) Waiver of Jury Trial. Executive and Employer specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the other arising out of or connected in any way to this Agreement.

(g) Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder. To the extent that payments under this Agreement are subject to Section 409A, this Agreement shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. Any reference to “termination of employment” or similar term shall mean “separation from service” as defined under Section 409A, and each payment under this Agreement will be treated as a separate payment for purposes of Section 409A. In the event that Executive is a “specified Executive” (as defined in Section 409A), any benefit or amount described in this Agreement that is nonqualified deferred compensation within the meaning of said Section 409A and that is to be made upon separation from service shall be delayed until the date which is the first day of the seventh month after the date Executive separates from service (or, if earlier, the date of

Executive’s death), if necessary to avoid any excise taxes that would otherwise be imposed by IRC Section 409A. To the extent permitted under Section 409A or any Internal Revenue Service or Treasury rules or other guidance issued thereunder, Employer may, in consultation with Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which will constitute an original but all of which together constitute a single document.

{Signature page follows}

IN WITNESS WHEREOF, Employer and Executive have signed this Agreement as of the date first noted above.

Cars.com, LLC

By:	/s/ John A. Williams
Name: John A. Williams
Title: Vice President

EXECUTIVE

/s/ T. Alex Vetter
Name: T. Alex Vetter